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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

     Waveland International, Ltd.
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   (Last)                           (First)             (Middle)

    227 West Monroe, Suite 4800
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                                    (Street)

   Chicago                        Illinois                      60606
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   (City)                           (State)              (Zip)


_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Heartland Partners, L.P. (AMEX:HTL)
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.   Statement for Month/Year

     October 1999
_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


            ----------------------------------------------------
_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [ ]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
_______________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or   Price      (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Class A Limited Partnership Units    10/07/99        P               5,000       A    $16.5000
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Class A Limited Partnership Units    10/27/99        P                 300       A    $15.2500   299,789         D
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*   If the Form is filed by more than one  Reporting  Person,  see  Instruction
    4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                         (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:


     WAVELAND INTERNATIONAL, LTD.


     /s/ David S. Richter                                   November 4, 1999
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        David S. Richter, Director


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                 ATTACHMENT


     Pursuant to Rules 16a-1(a)(3) and 16a-3(j) of the Securities Exchange Act of 1934 and General Instruction 4(b)(v) of Form 4, the undersigned hereby execute this attachment as joint filers with respect to the foregoing Statement of Changes in Beneficial Ownership (Statement for October 1999) regarding certain Class A Limited Partnership Units of Heartland Partners, L.P. (AMEX: HTL):

         WAVELAND PARTNERS, L.P.
         227 West Monroe, Suite 4800
         Chicago, Illinois 60606
         By: Waveland Capital Management, L.P.
              Its: General Partner
              By: Clincher Capital Corporation
                    Its: General Partners

                         /s/ David S. Richter
                    By: -------------------------------------
                           David S. Richter, President

        WAVELAND CAPITAL MANAGEMENT, L.P.
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606
        By: Clincher Capital Corporation
            Its: General Partner

                    /s/ David S. Richter
              By:---------------------------------------
                   David S. Richter, President

        CLINCHER CAPITAL CORPORATION
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606

               /s/ David S. Richter
        By: -------------------------------------
               David S. Richter, President


        WAVELAND CAPITAL MANAGEMENT, LLC
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606

               /s/ David S. Richter
        By: ----------------------------------
              David S. Richter, Manager


        WAVELAND PARTNERS, LTD.
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606

               /s/ David S. Richter
        By: ------------------------------------
              David S. Richter, Director